Exhibit 23.1

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Amendment No.1) of Shineco, Inc. (“the Company”) of our report dated September 28, 2020 included in its Annual Report on Form 10-K (No. 001-37776) dated September 28, 2020 relating to the financial statements and financial statement schedules of the Company as of June 30, 2020 and 2019, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for the two year period ended June 30, 2020 and 2019.

We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.
Hong Kong, China

June 21, 2021